EXHIBIT 10.13
Atmos Energy Corporation
Outside Directors Stock-for-Fee Plan
Amended and Restated as of October 1, 2009

I.	Plan Purpose

Section 1.1. Atmos Energy Corporation (“Atmos” or the “Company”) hereby amends and restates the previously-established Atmos Energy Corporation Outside Directors Stock-for-Fee Plan (the “Plan”), which provides the non-employee directors of Atmos the option to receive all or part of their Fee (as defined below) in Atmos common stock. The purpose of this Plan is to increase the proprietary interest of the Outside Directors in the Company’s long-term prospects and the strategic growth of its business.

II.	Definitions

Section 2.1. “Board” or “Board of Directors” shall mean the Board of Directors of Atmos Energy Corporation.

Section 2.2. “Common Stock” means the Company’s no par value common stock.

Section 2.3. “Election” means an Outside Director’s delivery of written notice of election to the Corporate Secretary of the Company electing to receive his or her Fee or a portion thereof in the form of Common Stock.

Section 2.4. “Fair Market Value” means, as of any specified date, the mean of the highest and lowest prices of a share of Common Stock of the Company as reported by the New York Stock Exchange Consolidated Tape on that date. However, if no trading in the Common Stock occurs on the New York Stock Exchange on that date, the “Fair Market Value” shall mean the mean of the highest and lowest prices as reported on the most recent previous day for which sales were reported. In the event the Common Stock is traded on an exchange other than the New York Stock Exchange, the Board of Directors shall select a suitable substitute published stock quotation system, which system shall be in compliance with all relevant regulatory provisions.

Section 2.5. “Fee” means the annual retainer fee (paid in quarterly installments) earned by an Outside Director for his or her service as a member of the Atmos Board of Directors during a Fiscal Year or portion thereof.

Section 2.6. “Fiscal Year” means the 12-month period beginning October 1st of any year and ending September 30th of the next year.

Section 2.7. “Outside Director” means a member of the Company’s Board of Directors who is not an employee of the Company.

Section 2.8. “Quarter” means the 3-month period beginning October 1, January 1, April 1, or July 1 of each Fiscal Year.

III.	Shares Authorized for Issuance

Section 3.1. A maximum of 50,000 shares of Common Stock may be issued under the Plan. The Common Stock issued under the Plan may, at the option of the Board of Directors, be either original issue by the Company or purchased on the open market. In the event of any change in the number of shares outstanding of Common Stock by reason of a stock split, stock dividend, merger, consolidation, reorganization, or other similar change in capitalization, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the shares issuable under the Plan is maintained as before the occurrence of such event.
IV.	Administration

Section 4.1. Each Outside Director may elect to receive all or a portion (in 10% increments) of his or her Fee in shares of Common Stock by executing and delivering an Election to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding Fiscal Year in order to be effective for the Fee earned in such succeeding Fiscal Year. Each Outside Director must execute the election form previously approved by the Secretary in order for such Election to be effective. The election form is deemed delivered when received by the Corporate Secretary.

Section 4.2. An Outside Director making an Election may designate a beneficiary or beneficiaries who will receive any shares of Common Stock owed to such Outside Director hereunder in the event of the Outside Director’s death.

Section 4.3. Each Outside Director may elect to revoke or modify his or her Election that is then currently in effect by executing and delivering a written revocation/modification form, which must be delivered to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding Fiscal Year in order to be effective for the Fee earned in such succeeding Fiscal Year. Each Outside Director must execute the revocation/modification form previously approved by the Corporate Secretary in order for such revocation/modification to be effective. This form is deemed delivered when received by the Corporate Secretary. Each Outside Director may make changes in the designation of a beneficiary at any time.

Section 4.4. For the Quarter commencing October 1, 2009, an Election shall result in the deferral of the Common Stock portion of the payment of the Fee earned in such Quarter for which the Election is effective until the end of such Quarter. Shares of Common Stock shall be issued to the Outside Director for such Quarter as soon as possible following the last business day of such Quarter. For the Quarter commencing January 1, 2010 and each Quarter thereafter, an Election shall result in the payment of the Common Stock portion of the payment of the Fee earned in each Quarter for which the Election is effective as soon as possible following the first business day of such Quarter. The number of shares of Common Stock issued in accordance with an Election shall be equal to the amount of the Fee that would have been paid to the Outside Director during a Quarter divided by the Fair Market Value (i) for the Quarter commencing October 1, 2009, on the last business day of such Quarter, and (ii) for the Quarter commencing January 1, 2010 and each Quarter thereafter, on the first business day of such Quarter. Only whole numbers of shares of Common Stock shall be issued; fractional shares shall be paid in cash. If the Election is for only a portion of the Fee, the remaining portion of the Fee to be paid in cash shall be paid at the time the cash payment would normally be paid by the Company to the Outside Director.
Section 4.5. The Board of Directors shall be responsible for the administration of the Plan. The Board of Directors, by majority action of its members, is authorized to interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Board of Directors shall be liable for any action or determination made in good faith. The determinations, interpretations, and other actions of the Board of Directors pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.
V.	Effective Date

Section 5.1. The Plan, as originally drafted, was approved and adopted by a vote of the shareholders of the Company on February 8, 1995 and became effective immediately upon such approval. This amended and restated Plan was approved by the Board of Directors and became effective as of October 1, 2009.

VI.	Amendment and Termination

Section 6.1. The Board of Directors of the Company may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval by the shareholders of the Company if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements or if the Board of Directors, on advice of counsel, determines that shareholder approval is otherwise necessary or advisable.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 13th day of January, 2010, by its Chairman of the Board and Chief Executive Officer pursuant to prior action taken by the Board.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman of the Board and Chief Executive Officer

Attest:
/s/ DWALA KUHN
Corporate Secretary

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